Exhibit 10.1

AMENDED AND RESTATED INDEMNIFICATION AGREEMENT

THIS AMENDED AND RESTATED INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of the date set forth on the signature page to this Agreement, by and between 99¢ Only Stores, a California corporation (the “Company”), and the individual named on the signature page to this Agreement (the “Indemnitee”), a director of the Company.

RECITALS

A.              The Company and the Indemnitee are aware of the substantial increase in the number of lawsuits filed against corporate directors.

B.            The Company and the Indemnitee recognize that the cost of defending against such lawsuits, whether or not meritorious, may impose substantial economic hardship on the Company’s directors.

C.            The Company and the Indemnitee further recognize that the legal risks, potential liabilities, and expenses of defense associated with lawsuits against directors arising or alleged to arise from the conduct of the affairs of the Company frequently bear no reasonable proportion to the amount of compensation received by the Company’s directors, and thus may make it more difficult for the Company to obtain experienced and capable directors.

D.            The Company has concluded that in order to attract and retain the services of highly talented, qualified and experienced individuals, such as the Indemnitee, to serve as the Company’s directors and to encourage such individuals to take the business risks necessary for the success of the Company, it is necessary for the Company to contractually indemnify its directors.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals set forth above and the continued services of the Indemnitee, and as an inducement to the Indemnitee to serve, or to continue to serve, as a director of the Company, the Company and the Indemnitee do hereby agree as follows:

1.             Definitions

1.1            “Expenses” means all costs, charges and expenses actually and reasonably incurred in connection with a Proceeding, including, without limitation, attorneys' fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative proceedings or appeals, and any expenses of establishing a right to indemnification pursuant to this Agreement, including reasonable compensation for time spent by the Indemnitee in connection with the investigation, defense or appeal of a Proceeding or actions for indemnification pursuant to this Agreement, for which the Indemnitee is not otherwise compensated by the Company or any third party;  provided, however, that the term “Expenses” does not include Losses.

1.2           “Losses” means any amount which the Indemnitee pays or is obligated to pay in connection with a Proceeding, including, without limitation, (i) the amount of damages, judgments, amounts paid in settlement, and fines, interest or penalties relating to any Proceeding, (ii) excise taxes under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), relating to any Proceeding, either of which are actually levied against the Indemnitee or paid or payable by or on behalf of the Indemnitee; provided, however, that the term “Losses” does not include Expenses.

1.3           “Proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, whether brought in the name of the Company or otherwise, in which the Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that the Indemnitee is or was a director of the Company, by reason of any action taken by the Indemnitee or of any inaction on the Indemnitee’s part while acting as such director or by reason of the fact that the Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director of the foreign or domestic corporation which was a predecessor corporation to the Company or of another enterprise at the request of such predecessor corporation, whether or not the Indemnitee is serving in such capacity at the time any liability, Expense or Loss is incurred for which indemnification or reimbursement can be provided under this Agreement.

2.             Agreement to Serve

In reliance on this Agreement, the Indemnitee agrees to serve, or to continue to serve, as a director of the Company for so long as the Indemnitee is duly elected or appointed or until the Indemnitee resigns or fails to stand for reelection. Nothing in this Agreement shall be construed to create any right of the Indemnitee to continued employment with the Company or any subsidiary or affiliate of the Company. Nothing in this Agreement shall affect or alter any of the terms of any otherwise valid employment agreement or other agreement between the Indemnitee and the Company relating to the Indemnitee's conditions and/or terms of employment or service.  In serving as a director of the Company, the Indemnitee is relying on the right to indemnification provided by this Agreement, and such right shall be enforceable as a contract right.

3.              Indemnification in Third Party Actions

The Company shall indemnify the Indemnitee to the fullest extent permitted by applicable law against any and all Expenses and Losses actually and reasonably incurred by the Indemnitee in connection with a Proceeding, other than a Proceeding by or in the right of the Company, provided that any settlement of a Proceeding be approved in writing by the Company and provided the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the Company and its shareholders, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

4.              Indemnification in Proceedings By or In the Right of the Company

The Company shall indemnify the Indemnitee to the fullest extent permitted by applicable law against any and all Expenses and Losses actually and reasonably incurred by the Indemnitee, in connection with a Proceeding by or in the right of the Company to procure a judgment in its favor, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the Company and its shareholders. Notwithstanding the foregoing, no indemnification shall be made in respect of (i) any claim, issue or matter as to which the Indemnitee shall have been adjudged in a final adjudication to be liable to the Company in the performance of the Indemnitee’s duty to the Company and its shareholders, unless and only to the extent that the court in which the Proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for Expenses and Losses and then only to the extent that the court shall determine; (ii) any amounts paid by the Indemnitee in settling or otherwise disposing of a pending action without court approval; and (iii) Expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

5.              Indemnification of Expenses of Successful Party

Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits in defense of any Proceeding or in defense of any claim, issue, or matter therein, the Indemnitee shall be indemnified against any and all Expenses actually and reasonably incurred in connection therewith.

6.              Partial indemnification

If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of the Expenses or Losses actually and reasonably incurred by the Indemnitee in the investigation, defense, appeal or settlement of any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses and Losses to which the Indemnitee is entitled.

7.             Advancement of Expenses

The Expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding at the written request of the Indemnitee, which may be made from time to time, and within twenty (20) business days of such request; provided that the Indemnitee shall undertake in writing to repay such amount to the extent that it is ultimately determined that the Indemnitee is not entitled to indemnification. The Indemnitee’s obligation to repay the Company for any such amounts shall be unsecured and no interest shall be charged thereon.  The Indemnitee’s entitlement to advancement of Expenses shall include those incurred in connection with any Proceeding by the Indemnitee seeking a determination pursuant to this Agreement.

8.              Indemnification Procedures

8.1           Notice.  Promptly after receipt by the Indemnitee of notice of the commencement of any Proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof in writing.  No failure to provide or delay in giving such notice shall constitute a waiver by the Indemnitee of his rights hereunder or be deemed to reduce or limit the Company’s obligations under this Agreement, unless and only to the extent, such failure or delay actually prejudices the Company’s rights. In addition, the Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within the Indemnitee’s reasonable control.

8.2           Decision on indemnification. Any indemnification under Sections 3 or 4 of this Agreement shall be made no later than twenty (20) days after receipt of the Indemnitee’s written request, unless a determination is made within that 20-day period by (a) the Company’s board of directors by a majority vote of a quorum of the board consisting of directors who are not and were not parties to the Proceeding, or (b) independent legal counsel in a written opinion if such a quorum is not obtainable, that the Indemnitee is not entitled to such indemnification according to this Agreement.

8.3           Enforcement of this Agreement

8.3.1              The right to indemnification or advances as provided by this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction.  The Indemnitee shall be presumed to be entitled to indemnification under this Agreement, and if the Company contests the Indemnitee’s right to indemnification or advances, the Company shall bear the burden of proving that indemnification or advances are not appropriate.  Neither the failure of the Company (including its board of directors, any committee or subgroup of the board of directors or an independent legal counsel) to have made a determination that indemnification of the Indemnitee is proper, nor an actual determination by the Company (including its board of directors, any committee or subgroup of the board of directors or an independent legal counsel) that indemnification is not proper and/or that the Indemnitee has not met the applicable standard of conduct, shall create a presumption that indemnification or advances are proper or not or that the Indemnitee has or has not met the applicable standard of conduct. The termination of any action or Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, (i) adversely affect the rights of the Indemnitee to indemnification under this Agreement, (ii) create a presumption that the Indemnitee did not act in good faith, (iii) create a presumption that the Indemnitee did not act in a manner which the Indemnitee reasonably believed to be in the best interests of the Company, or (iv) create a presumption that, with respect to any criminal Proceeding, the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

8.3.2              In the event that any action is instituted or any mediation is commenced by the Indemnitee to enforce or interpret any of the terms of this Agreement, the Indemnitee shall be entitled to be paid all Expenses, including, without limitation, attorneys’ fees, actually and reasonably incurred by the Indemnitee with respect to such action or mediation, unless a court of competent jurisdiction or mediator finally determines that each of the material assertions made by the Indemnitee as a basis for such action or mediation was not made in good faith or was frivolous. In the event of an action instituted or mediation commenced by or in the name of the Company to enforce or interpret any of the terms of this Agreement, the Indemnitee shall be entitled to be paid all Expenses, including, without limitation, attorneys’ fees, actually and reasonably incurred by the Indemnitee in defense of such action or mediation (including with respect to the Indemnitee’s counterclaims and cross-claims made in such action or mediation), unless a court of competent jurisdiction or mediator finally determines that each of the Indemnitee’s material defenses and assertions in such action or mediation was made in bad faith or was frivolous.

9.           The Right and Obligation of the Company to Assume Defense

9.1           The Company’s right to assume defense. Subject to Section 9.3 below, with respect to any Proceeding for which indemnification or advances is requested or is expected to be required, the Company will be entitled to assume the defense of such Proceeding, with counsel approved by the Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to the Indemnitee of written notice of its election to do so.  Upon written election by the Indemnitee, the Company shall also be obligated to undertake the defense of the Indemnitee with respect to any such Proceeding, with counsel approved by the Indemnitee, which approval shall not be unreasonably withheld.  After delivery of such notice by the Company or the Indemnitee, as applicable, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any Expenses subsequently incurred by the Indemnitee with respect to the same Proceeding (other than Expenses related to the Indemnitee’s participation in such Proceeding).  The Indemnitee shall have the right to employ separate counsel in any such Proceeding at the Indemnitee’s expense; provided that if (i) the employment of counsel by the Indemnitee has been authorized in writing by the Company, (ii) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, or (iii) the previously approved counsel cannot or does not continue defending the Indemnitee in such Proceeding for any reason which is not under the Indemnitee’s control, including, without limitation, as the result of a conflict of interest which is determined to exist, then the Expenses of the Indemnitee’s counsel shall be at the expense of the Company.

9.2           Settlements. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on the Indemnitee, or include an admission of wrongdoing by the Indemnitee, without the Indemnitee's prior written consent.  If the Indemnitee is controlling the defense of any Proceeding, the Indemnitee shall have the right to settle such Proceeding after obtaining the prior written consent of the Company, which shall not be unreasonably withheld.

9.3           Limitation on ability to assume defense. The Company may not assume the defense of the Indemnitee pursuant to this section in any Proceeding as to which the Indemnitee or the Company has reasonably and in good faith concluded that there may be a conflict of interest between the Company and the Indemnitee.

10.           Nonexclusivity, No Duplication of Payments and Subrogation

10.1           Nonexclusivity. The right to indemnification provided by this Agreement shall not be exclusive of any other rights to which the Indemnitee may be entitled under the Company’s articles of incorporation, bylaws, any agreement, any vote of shareholders or disinterested directors, the General Corporation Law of the State of California, directors’ and officers’ liability insurance, or otherwise, both as to actions in the Indemnitee’s official capacity and as to actions in another capacity while holding such office.

10.2           No Duplication of Payments. No payments pursuant to this Agreement shall be made by the Company to indemnify the Indemnitee for any Expenses or Losses for which payment is actually made otherwise (under any insurance policy, bylaws, or otherwise) to the Indemnitee or on behalf of the Indemnitee, except in respect of any excess beyond the amount paid.

10.3           Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of that payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and shall do everything that may be necessary to secure those rights and to enable the Company effectively to bring suit to enforce those rights.

11.           Limitation on Indemnification

11.1           Indemnification subject to the applicable law

11.1.1              Notwithstanding any other provisions of this Agreement, no indemnification pursuant to this Agreement shall be made if such indemnification is prohibited by applicable law, including, without limitation, any indemnification in connection with any acts, omissions or transactions for which indemnification is expressly prohibited by California Corporation Code § 204(a)(11), or by a court order.

11.1.2              In the event of any change, after the date of this Agreement, in any applicable law, which expands the right of a California corporation to indemnify a director, such changes shall be automatically, without further action of the parties, within the purview of the Indemnitee's rights and Company obligations, under this Agreement.

11.1.3              In the event of any change in any applicable law, which narrows the right of a California corporation to indemnify a director, such changes, to the extent not otherwise required by such applicable law to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder.

11.2           Actions initiated by the Indemnitee.  Except for actions contemplated by Section 8.3, no payments pursuant to this Agreement shall be made by the Company with respect to actions initiated or brought voluntarily by the Indemnitee and not by way of defense.  Notwithstanding the foregoing, and excluding actions contemplated by Section 8.3 (to which this Section 11.2 does not apply), indemnification or advancement of Expenses or Losses may be provided by the Company in specific actions initiated or brought voluntarily by the Indemnitee and not by way of defense if approved by the Company’s board of directors by a majority vote of a quorum thereof consisting of directors who are not parties to such action.

11.3           Actions pursuant to violation of Section 16(b). No indemnification pursuant to this Agreement shall be made by the Company to indemnify the Indemnitee for any Expenses, Losses or accounting of profits arising from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or any similar successor statute.

12.           Binding Effect

This Agreement shall be binding on and inure to the benefit of and be enforceable by the parties to it and their respective successors (including, without limitation, any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the Company’s business or assets or both), assigns, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all, or substantially all, of the Company’s business or assets to expressly, by a written agreement, assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The rights to indemnity under this Agreement shall continue as to an Indemnitee who has ceased to be a director.

13.           Amendments and Waivers

No amendment, waiver, modification, termination or cancellation of this Agreement shall be effective unless in writing and signed by both the Company and the Indemnitee. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, whether or not similar, nor shall any waiver constitute a continuing waiver.

14.           Severability

Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of the Agreement.  If any term or provision of the Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part for any reason, such illegal, unenforceable, or invalid provision or part thereof shall be stricken from this Agreement and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement.  If any provision or part of this Agreement is stricken in accordance with the provisions of this Section 14, then such stricken provision shall be replaced, to the extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.

15.           Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts has been signed by each party and delivered to the other.

16.           Integration and Entire Agreement

Subject to Section 10.1, this Agreement (i) sets forth the entire understanding between the parties in respect to the subject matter hereof, (ii) supersedes all previous written or oral negotiations, commitments, understandings, and agreements relating to the subject matter hereof and (iii) merges all prior and contemporaneous discussion between the parties.

17.           Interpretation of Agreement

The Company and the Indemnitee intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent permitted by applicable law.

18.           Directors’ Liability Insurance

The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of directors’ liability insurance with one or more reputable insurance companies.  Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. The Company hereby covenants and agrees to maintain such insurance coverage on reasonable terms and in a reasonable amount.  Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, or if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit.

19.           Right to Rely

In performing the duties of a director, the Indemnitee shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (i) one or more officers or employees of the Company whom the Indemnitee believes to be reliable and competent in the matters presented or (ii) counsel, independent accountants or other persons as to matters which the Indemnitee believes to be within such person's professional or expert competence.

20.           Choice of Law and Forum

20.1           Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws thereunder which would specify the application of the law of another jurisdiction.

20.2           Any civil action with respect to this Agreement may be brought only in the United States District Court for the Central District of California or in any court of the State of California where jurisdiction and venue may be properly laid. Each party waives, to the fullest extent permitted by law, any objection which such party may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement as described in this Section, and any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum. Both parties hereby authorize and accept service of process sufficient for personal jurisdiction in any action against such party as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to the party’s address for the giving of notices as set forth in this Agreement. Any final judgment rendered against either party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

21.           Notice

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

[signature page follows]

COMPANY:

99¢ Only Stores, a California Corporation

By:

Name:

Title:

Date:

INDEMNITEE:

Name:

Address:

Date:

Schedule of Indemnified Parties

Eric Schiffer

Jeff Gold

Howard Gold

Eric Flamholtz

Lawrence Glascott

Marvin L. Holen

Jennifer Holden Dunbar

Peter Woo